Exhibit 23 - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-69028, 333-98083, 333-111887 and 333-111888, and Form S-3 No. 333-25357) pertaining to various stock option and incentive plans of Spartan Motors, Inc. of our report dated February 17, 2005, with respect to the consolidated financial statements and schedule of Spartan Motors, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.
/s/ Ernst & Young LLP

Grand Rapids, Michigan
March 11, 2005